                                                                EARNINGS RELEASE
                                                                ----------------

            DELTA GALIL REPORTS A 52% INCREASE IN NET INCOME TO $6.6
            --------------------------------------------------------
                  MILLION OR $0.35 EPS FOR THIRD QUARTER 2002
                  -------------------------------------------


     TEL AVIV, NOVEMBER 12, 2002 - DELTA GALIL INDUSTRIES LTD. (NASDAQ: DELT), the global provider of private label intimate apparel, men's underwear, socks, baby-wear and leisurewear, today reported third quarter sales of $151.9 million, an increase of 2 percent over the comparable quarter of 2001. North America accounted for 57 percent of total third quarter sales, Europe for 37 percent and Israel for 6 percent.

     In the first nine months of 2002, sales totaled $407.9 million, a decrease of 3 percent from the first nine months of 2001. North America accounted for 54 percent of total first nine month sales, Europe for 39 percent and Israel for 7 percent.

     Net income for the third quarter was $6.6 million or $0.35 per share, an increase of 52 percent compared to the same period last year.

     Net income for the first nine months was $11.7 million or $0.62 per share, an increase of 16 percent and 17 percent respectively. Net income for the first nine months, before non-recurring items, amounted to $12.5 million or $0.66 per share, an increase of 17 percent and 18 percent respectively from the first nine months of 2001.

     Non-recurring items in the first nine months of 2002 included expenses relating to the cancellation of a contract with a supplier and the closure of a sewing plant, as reported in the previous quarters.

     Delta's sales in North America increased 1 percent for the third quarter totaling $86.4 million compared to $85.5 million in the third quarter of 2001. North American sales dropped 7 percent for the first nine months of 2002, totaling $219.8 million compared to $236.7 million in the first nine months of 2001.

     Third quarter sales to the US mass market increased 6 percent to $59.8 million compared to $56.5 million in the third quarter last year.

     Delta's North American sales to specialty and department stores dropped 9 percent in the third quarter, totaling $26.5 million compared to $29.0 million in the third quarter of 2001.

     Delta's sales to its largest customer, UK chain Marks & Spencer, increased 4 percent for the third quarter totaling $42.3 million and representing 28 percent of Delta's total sales, compared to $40.7 million in the third quarter of 2001, which represented 27 percent of total sales.

     In the first nine months of 2002, Delta's sales to Marks & Spencer increased 8 percent totaling $121.4 million and representing 30 percent of sales compared to $112.6 million, which represented 27 percent of sales in the same period of 2001.

     Arnon Tiberg, Delta's President and CEO, commented, "We are reaping the fruits of our strategy of focusing on market leading customers. We are benefiting from the improvement in our primary customers' businesses, and from the strengthening of the Pound Sterling and the Euro against the US Dollar."

     Operating profit in the third quarter totaled $10.7 million, an increase of 56 percent over the third quarter of last year. In the first nine months of 2002, operating profit decreased by 1 percent, totaling $19.9 million compared to $20.1 million in the first nine months of 2001. Operating profit in the first nine months, before non-recurring items, increased 6 percent, totaling $22.3 million compared to $21.0 million in 2001.

     Dov Lautman, Chairman of Delta, stated, "Our success in North America and more specifically, in the mass market, is the direct result of our acquisition strategy. Ladies' intimates continues to be a strong driver in this market and around the world."

     "Delta's focus on North America and the mass market has expanded the diversity of our customer base and broadened the Company's production sources," continued Mr. Lautman.

     Operating cash flow for the nine months grew to $13.1 million compared to $10.7 million in the corresponding period last year.

     The board of directors of the Company announced the distribution of a dividend of approximately $3.8 million, or $0.20 per share, for the third quarter of 2002, payable to shareholders of record on November 20, 2002.

     Management will conduct a teleconference tomorrow, November 13, at 10:00 a.m. Eastern Time to discuss third quarter results. To participate, please dial:
(US) 877-281-1524 or 866-500-4964 or (International) 972-3- 925-5910, several minutes prior to start. No confirmation number is required.

DELTA GALIL IS A LEADING GLOBAL MANUFACTURER OF QUALITY APPAREL FOR THE MASS MARKET SOLD UNDER BRANDS SUCH AS RALPH LAUREN, DONNA KARAN, CALVIN KLEIN, HUGO BOSS AND NIKE. RECOGNIZED FOR PRODUCT INNOVATION AND DEVELOPMENT, DELTA'S PRODUCTS ARE SOLD WORLDWIDE THROUGH RETAILERS INCLUDING MARKS & SPENCER, VICTORIA'S SECRET, GAP, BANANA REPUBLIC, CARREFOUR, J. CREW, TARGET, WAL-MART AND OTHERS. HEADQUARTERED IN ISRAEL, DELTA OPERATES MANUFACTURING FACILITIES IN ISRAEL, SCOTLAND, JORDAN, EGYPT, TURKEY, EASTERN EUROPE, NORTH AND CENTRAL AMERICA, CARIBBEAN AND FAR EAST. DELTA CONCLUDED ITS U.S. IPO IN MARCH OF 1999. FOR MORE INFORMATION, PLEASE VISIT OUR WEBSITE: WWW.DELTAGALIL.COM.

(THIS PRESS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS AS THAT TERM IS DEFINED IN THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE BASED ON THE CURRENT EXPECTATIONS OF THE MANAGEMENT OF DELTA GALIL INDUSTRIES LTD.. (THE COMPANY) ONLY, AND ARE SUBJECT TO A NUMBER OF RISK FACTORS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO CHANGES IN TECHNOLOGY AND MARKET REQUIREMENTS, DECLINE IN DEMAND FOR THE COMPANY'S PRODUCTS, INABILITY TO TIMELY DEVELOP AND INTRODUCE NEW TECHNOLOGIES, PRODUCTS AND APPLICATIONS, LOSS OF MARKET SHARE, PRESSURE ON PRICING RESULTING FROM COMPETITION, AND INABILITY TO MAINTAIN CERTAIN MARKETING AND DISTRIBUTION ARRANGEMENTS, WHICH COULD CAUSE THE ACTUAL RESULTS OR PERFORMANCE OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE DESCRIBED THEREIN. FOR A MORE DETAILED DESCRIPTION OF THE RISK FACTORS AND UNCERTAINTIES AFFECTING THE COMPANY, REFER TO THE COMPANY'S REPORTS FILED FROM TIME TO TIME WITH THE SECURITIES AND EXCHANGE COMMISSION.)

     CONTACTS:
    AVIRAM LAHAV           DELTA GALIL INDUSTRIES LTD.      TEL: +972-3-519-3744
    RACHEL LEVINE           THE ANNE MCBRIDE COMPANY        TEL: +212-983-1702

                            FINANCIAL TABLES FOLLOW


                                                      DELTA
                                                   -----------
                                               GALIL INDUSTRIES LTD.

                                    CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                    -------------------------------------------


                                                                NINE MONTHS ENDED       THREE MONTHS ENDED
                                                                   SEPTEMBER 30            SEPTEMBER 30
                                                              ---------------------   ----------------------
                                                                 2002       2001         2002        2001
                                                              ---------- ----------   ----------  ----------
                                                                In US $ thousand (except per share data)
                                                              ----------------------------------------------
REVENUES                                                       407,938    420,444      151,925     149,547
COST OF REVENUES                                               328,213    341,978      118,837     121,921
                                                              ---------- ----------   ----------  ----------
GROSS PROFIT                                                    79,725     78,466       33,088      27,626
SELLING, MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES:
SELLING AND MARKETING EXPENSES                                  44,551     42,963       15,735      15,746
GENERAL AND ADMINISTRATIVE                                      14,872     13,376        6,677       4,641
GOODWILL AMORTIZATION                                                       1,128                      376
REORGANIZATION EXPENSES                                            429        900
                                                              ---------- ----------   ----------  ----------
OPERATING INCOME                                                19,873     20,099       10,676       6,863
FINANCIAL EXPENSES - NET                                         4,041      3,752        1,347       1,125
OTHER EXPENSES (INCOME) - NET                                     (875)        73           (2)        270
                                                              ---------- ----------   ----------  ----------
INCOME BEFORE TAXES ON INCOME                                   16,707     16,274        9,331       5,468
TAXES ON INCOME                                                  4,238      5,794        2,515         998
                                                              ---------- ----------   ----------  ----------
INCOME AFTER TAXES ON INCOME                                    12,469     10,480        6,816       4,470
SHARE IN PROFITS OF AN ASSOCIATED COMPANY                          139                      68
MINORITY INTEREST IN PROFITS OF SUBSIDIARIES - NET                (885)      (394)        (247)       (100)
                                                              ---------- ----------   ----------  ----------
NET INCOME FOR THE PERIOD                                       11,723     10,086        6,637       4,370
                                                              ========== ==========   ==========  ==========
EARNINGS PER SHARE - BASIC AND DILUTED                            0.62       0.53         0.35        0.23
                                                              ========== ==========   ==========  ==========
WEIGHTED AVERAGE NUMBER OF SHARES - IN THOUSANDS                18,961     19,185       18,830      19,198
                                                              ========== ==========   ==========  ==========

------------------------------------------------------------------------------------------------------------
BEFORE NON RECURRING ITEMS NET OF TAXES:

NON RECURRING ITEMS IN THE FIRST NINE MONTHS OF 2002
INCLUDED EXPENSES RELATING TO THE CANCELLATION OF A
CONTRACT WITH A SUPPLIER AND EXPENSES RELATING TO THE
CLOSURE OF A SEWING PLANT NET OF CAPITAL GAINS. NON
RECURRING ITEMS FOR THE FIRST NINE MONTHS OF 2001
INCLUDED MAINLY EXPENSES RELATING TO THE CLOSURE OF A
SEWING PLANT IN SCOTLAND AND IN ISRAEL.

NET INCOME FOR THE PERIOD                                       12,500     10,668
                                                              ========== ==========
EARNINGS PER SHARE - BASIC AND DILUTED                            0.66       0.56
                                                              ========== ==========
WEIGHTED AVERAGE NUMBER OF SHARES - IN THOUSANDS                18,961     19,185
                                                              ========== ==========

------------------------------------------------------------------------------------------------------------


                                                      DELTA
                                                   -----------
                                               GALIL INDUSTRIES LTD.


                                      CONDENSED CONSOLIDATED BALANCE SHEET
                                      ------------------------------------

                                                                      SEPTEMBER 30            DECEMBER 31
                                                                ------------------------     -------------
                                                                    2002         2001              2001
                                                                -----------  -----------     -------------
                                                                               In US $ thousands
                                                                ------------------------------------------
         ASSETS:
        Current assets:
CASH AND CASH EQUIVALENTS                                           9,493         7,863           12,762
ACCOUNTS RECEIVABLE:
TRADE                                                              93,136       106,123           84,640
OTHER                                                              22,224        21,319           20,144
INVENTORIES                                                       135,684       134,100          132,987
INVESTEE COMPANY                                                    1,615         1,483            1,520
                                                                -----------  -----------     -------------
           TOTAL CURRENT ASSETS                                   262,152       270,888          252,053
                                                                ===========  ===========     =============

INVESTMENTS AND LONG-TERM RECEIVABLES                               8,643        11,309           11,579
                                                                -----------  -----------     -------------
PROPERTY, PLANT AND EQUIPMENT                                     115,920       117,650          117,397
                                                                -----------  -----------     -------------
OTHER ASSETS AND DEFERRED CHARGES                                  43,986        43,847           43,936
                                                                -----------  -----------     -------------
                                                                  430,701       443,694          424,965
                                                                ===========  ===========     =============

         LIABILITIES AND SHAREHOLDER'S EQUITY:
        Current liabilities:
SHORT-TERM BANK CREDIT                                             95,717       102,493           93,301
CURRENT MATURITIES OF DEBENTURES                                                    632              623
ACCOUNTS PAYABLE AND ACCRUALS:
TRADE                                                              59,183        58,115           59,064
OTHER                                                              26,763        32,988           25,045
                                                                -----------  -----------     -------------
         TOTAL CURRENT LIABILITIES                                181,663       194,228          178,033
                                                                ===========  ===========     =============

        Long-term liabilities:
DEFERRED INCOME TAXES                                              14,434        14,223           13,649
LIABILITY FOR EMPLOYEE RIGHTS UPON RETIREMENT                       4,903         5,821            4,951
LOANS AND OTHER LIABILITIES (NET OF CURRENT MATURITIES)            22,247        28,211           26,456
                                                                -----------  -----------     -------------
          TOTAL LONG-TERM LIABILITIES                              41,584        48,255           45,056
                                                                -----------  -----------     -------------

          TOTAL LIABILITIES                                       223,247       242,483          223,089

MINORITY INTEREST                                                   3,360         3,351            3,687
SHAREHOLDERS' EQUITY                                              204,094       197,860          198,189
                                                                -----------  -----------     -------------
                                                                  430,701       443,694          424,965
                                                                ===========  ===========     =============


                                                      DELTA
                                                   -----------
                                              GALIL INDUSTRIES LTD.

                                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW


                                                                       NINE MONTHS ENDED          THREE MONTHS ENDED
                                                                         SEPTEMBER 30                SEPTEMBER 30
                                                                     ---------------------      ----------------------
                                                                        2002       2001            2002        2001
                                                                     ---------- ----------      ----------  ----------
                                                                                    In US $ thousands
                                                                     -------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:

NET INCOME FOR THE PERIOD                                               11,723     10,086           6,637       4,370
ADJUSTMENT REQUIRED TO REFLECT THE CASH FLOWS FROM OPERATING
 ACTIVITES                                                               1,391        592           2,172      (7,142)
                                                                     ---------- ----------      ----------  ----------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITES                      13,114     10,678           8,809      (2,772)
                                                                     ---------- ----------      ----------  ----------

CASH FLOWS FROM INVESTING ACTIVITIES:

PURCHASE OF FIXED ASSETS, NET OF INVESTMENT GRANTS                     (11,173)   (11,245)         (3,056)     (3,538)
ACQUISITION OF SUBSIDIARIES                                                       (32,698)                       (107)
PROCEEDS FROM REALIZTION OF FIXED ASSETS                                   471      1,227              58         311
PROCEEDS FROM REALIZATION OF INVESTMENT IN AN ASSOCIATED COMPANY         2,480      1,034
OTHER                                                                     (445)      (210)           (113)       (275)
                                                                     ---------- ----------      ----------  ----------
NET CASH USED IN INVESTING ACTIVITES                                    (8,667)   (41,892)         (3,111)     (3,609)
                                                                     ---------- ----------      ----------  ----------

CASH FLOWS FROM FINANCING ACTIVITIES:

COST OF ACQUISITION OF TREASURY SHARES                                  (2,135)                      (341)
LONG-TERM BANK LOANS, NET                                               (3,342)    13,607          (2,100)     (2,253)
DIVIDEND TO SHAREHOLDERS                                                (3,212)    (4,209)         (1,123)       (952)
SHORT-TERM BANK CREDIT - NET                                             1,458     21,262             124      10,359
OTHER                                                                     (485)      (216)           (500)       (282)
                                                                     ---------- ----------      ----------  ----------
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES                     (7,716)    30,444          (3,940)      6,872
                                                                     ---------- ----------      ----------  ----------

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                        (3,269)      (770)          1,758         491
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD             12,762      8,633           7,735       7,372
                                                                     ---------- ----------      ----------  ----------
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD                    9,493      7,863           9,493       7,863
                                                                     ========== ==========      ==========  ==========



                                                      DELTA
                                                   -----------
                                              GALIL INDUSTRIES LTD.

                                  CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW


                                                                            NINE MONTHS ENDED     THREE MONTHS ENDED
                                                                               SEPTEMBER 30           SEPTEMBER 30
                                                                           -------------------   --------------------
                                                                              2002      2001        2002       2001
                                                                           --------- ---------   ---------- ---------
                                                                                       In US $ thousands
                                                                           ------------------------------------------
ADJUSTMENT REQUIRED TO REFLECT THE CASH FLOWS FROM OPERATING ACTIVITIES:

INCOME AND EXPENSES NOT INVOLVING CASH FLOWS:
DEPRECIATION AND AMORTIZATION                                                10,310    12,135        3,563     3,871
DEFERRED INCOME TAXES - NET                                                  (1,405)    1,899       (1,671)      (81)
CAPITAL GAIN FROM REALIZATION OF INVESTMENT IN ASSOCIATED COMPANY              (960)
CAPITAL LOSSES FROM SALE OF FIXED ASSETS                                        373     1,005           80       312
OTHER                                                                         1,127      (338)         219      (181)
                                                                           --------- ---------   ---------- ---------
                                                                              9,445    14,701        2,191     3,921
                                                                           --------- ---------   ---------- ---------

CHANGES IN OPERATING ASSETS AND LIABILITIES ITEMS:

INCREASE IN ACCOUNTS RECEIVABLE                                             (10,429)   (7,012)      (1,854)  (15,099)
INCREASE (DECREASE) IN ACCOUNTS PAYABLE AND ACCRUALS                          5,075    (3,407)       8,021     2,662
DECREASE (INCREASE) IN INVENTORIES                                           (2,700)   (3,690)      (6,186)    1,374
                                                                           --------- ---------   ---------- ---------
                                                                             (8,054)  (14,109)         (19)  (11,063)
                                                                           --------- ---------   ---------- ---------
                                                                              1,391       592        2,172    (7,142)
                                                                           ========= =========   ========== =========